                                                                    Exhibit 99.4

                     FEDERAL DEPOSIT INSURANCE CORPORATION

                            WASHINGTON, D. C. 20429



                                   FORM 10-Q


                   Quarterly Report Under Section 13 of the
                        Securities Exchange Act of 1934


For Quarter Ended                          Federal Deposit Insurance Corporation
March 31, 2001                             Insurance Certificate Number 26498



                         AMERICAN BANK OF CONNECTICUT
                         ----------------------------

       Connecticut                                    06-0581270
------------------------------          ---------------------------------------
(State or other jurisdiction of         I.R.S. Employer Identification (Number)
incorporation or organization)

   Two West Main Street
  Waterbury, Connecticut                                06702
------------------------------          ---------------------------------------
(Address of principal executive                       (Zip Code)
          office)



Registrant's telephone number including area code: (203) 757-9401



Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                     YES ___X___               NO _______


The number of shares outstanding of the Bank's only class of Common Stock as of March 31, 2001 was 4,770,800.

                         AMERICAN BANK OF CONNECTICUT

                                             PART I - FINANCIAL INFORMATION
                                             ------------------------------

ITEM 1.          FINANCIAL STATEMENTS
                 --------------------
                 The following information of American Bank of Connecticut is filed as part of this report.

                                                                                                                Page
          Consolidated Balance Sheets as of March 31, 2001 and
          December 31, 2000                                                                                         3

          Consolidated Statements of Earnings for the three month
          periods ended March 31, 2001 and 2000                                                                     4

          Consolidated Statements of Comprehensive Income for the
          three month periods ended March 31, 2001 and 2000                                                         5

          Consolidated Statements of Stockholders' Equity for the three
          month periods ended March 31, 2001 and 2000                                                               6

          Consolidated Statements of Cash Flows for the three month
          periods ended March 31, 2001 and 2000                                                                     7

          Condensed Notes to Consolidated Financial Statements                                                      8

ITEM 2.   MANAGEMENT'S DISCUSSION AND ANALYSIS                                                                      9
          ------------------------------------                                                                     10

ITEM 3.   QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK                                               11
          ----------------------------------------------------------

                                             PART II - OTHER INFORMATION
                                             ---------------------------

ITEM 1.   LEGAL PROCEEDINGS                                                                                        12
          -----------------

ITEM 2.   CHANGES IN SECURITIES                                                                                    12
          ---------------------

ITEM 3.   DEFAULTS UPON SENIOR SECURITIES                                                                          12
          -------------------------------

ITEM 4.   SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS                                                      12
          ---------------------------------------------------

ITEM 5.   OTHER INFORMATION                                                                                        12
          -----------------

ITEM 6.   EXHIBITS AND REPORTS ON FORM 8-K                                                                         12
          --------------------------------

                         AMERICAN BANK OF CONNECTICUT

                          Consolidated Balance Sheets
                                  unaudited
                            (dollars in thousands)


                                                                                       March 31             December 31
Assets:                                                                                  2001                   2000
-----------------------------------------------------------------------------------------------------------------------
Cash and amounts due from depository institutions                                     $  13,008               $  14,838
Federal funds sold                                                                       48,900                  15,100
Investment and mortgage backed securities available for sale                            401,586                 411,387
Loans receivable:
   Residential real estate                                                              243,653                 246,291
   Commercial real estate                                                                82,648                  80,743
   Real estate construction                                                              32,343                  29,656
   Commercial                                                                            61,347                  64,592
   Consumer                                                                               3,010                   2,678
   Other loans                                                                              108                      89
   Allowance for loan losses                                                             (7,422)                 (7,360)
-----------------------------------------------------------------------------------------------------------------------
                            Loans net                                                   415,687                 416,689
Premises and equipment                                                                    5,672                   5,757
Real estate owned                                                                            36                       -
Accrued income receivable                                                                 5,631                   6,213
Intangible assets                                                                        13,879                  14,345
Cash surrender value of bank owned life insurance                                        17,225                  16,988
Deferred income taxes                                                                     1,361                   3,089
Prepaid expenses and other assets                                                         9,226                   2,681
-----------------------------------------------------------------------------------------------------------------------
                            Total Assets                                              $ 932,211               $ 907,087
=======================================================================================================================
Liabilities:
-----------------------------------------------------------------------------------------------------------------------
Deposits:
   Demand deposits                                                                    $  41,444               $  44,759
   Checking deposits                                                                     76,480                  80,927
   Savings deposits                                                                     305,339                 292,167
   Time deposits                                                                        305,490                 299,503
-----------------------------------------------------------------------------------------------------------------------
                            Total Deposits                                              728,753                 717,356
Accrued interest payable                                                                  1,409                   1,379
Short-term and long-term borrowings                                                     122,000                 114,000
Accrued expenses and other liabilities                                                    3,723                   2,333
-----------------------------------------------------------------------------------------------------------------------
                            Total Liabilities                                         $ 855,885                 835,068
-----------------------------------------------------------------------------------------------------------------------
Stockholders' Equity
-----------------------------------------------------------------------------------------------------------------------
Common stock (one dollar par value per share)
 12,000,000 shares authorized:  4,770,800 issued                                      $   4,771               $   4,762
Capital in excess of par value                                                            6,657                   6,584
Retained earnings                                                                        62,799                  61,236
Accumulated other comprehensive income                                                    3,034                     372
Unearned ESOP shares                                                                       (935)                   (935)
-----------------------------------------------------------------------------------------------------------------------
                            Total Stockholders' Equity                                $  76,326                  72,019
-----------------------------------------------------------------------------------------------------------------------
                            Total Liabilities and Stockholders' Equity                $ 932,211               $ 907,087
=======================================================================================================================

See accompanying notes to consolidated financial statements

                         AMERICAN BANK OF CONNECTICUT

                      Consolidated Statements of Earnings
                                  unaudited
                 (dollars in thousands, except for share data)


                                                                                    Three Months Ended March 31
                                                                                   2001                      2000
-------------------------------------------------------------------------------------------------------------------
Interest income:
    Interest and fees                                                            $  8,565                  $  7,933
    Interest and dividends on investment and mortgage-backed securities             6,598                     5,063
    Other interest income                                                             503                       272
-------------------------------------------------------------------------------------------------------------------
                         Total interest income                                     15,666                    13,268
-------------------------------------------------------------------------------------------------------------------
Interest expense:
  Deposits:
    NOW accounts                                                                      271                       229
    Savings deposits                                                                3,347                     2,017
    Time deposits                                                                   4,378                     3,205
-------------------------------------------------------------------------------------------------------------------
                                                                                    7,996                     5,451
Interest on borrowed funds                                                          1,667                     2,513
-------------------------------------------------------------------------------------------------------------------
                         Total interest expense                                     9,663                     7,964
-------------------------------------------------------------------------------------------------------------------
Net interest income                                                                 6,003                     5,304
Provision for loan losses                                                             100                         -
-------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                                 5,903                     5,304
-------------------------------------------------------------------------------------------------------------------
Non-interest income:
    Net gain on sales of securities                                                   723                       683
    Stock option premiums                                                             542                         5
    Increase in cash surrender value of bank owned life insurance                     238                       219
    Other                                                                             279                       275
-------------------------------------------------------------------------------------------------------------------
                         Total non-interest income                                  1,782                     1,182
-------------------------------------------------------------------------------------------------------------------
Non-interest expenses:
    Salaries and employee benefits                                                  1,894                     1,725
    Amortization of intangible assets                                                 467                        66
    Loss and expense on real estate owned                                               5                      (120)
    Other administrative and general                                                1,471                     1,161
-------------------------------------------------------------------------------------------------------------------
                         Total non-interest expense                                 3,837                     2,832
-------------------------------------------------------------------------------------------------------------------
Earnings before income taxes                                                        3,848                     3,654
Income taxes                                                                        1,050                       925
-------------------------------------------------------------------------------------------------------------------
Net earnings                                                                     $  2,798                  $  2,729
===================================================================================================================
Basic earnings per share                                                         $   0.60                  $   0.58
Diluted earnings per share                                                       $   0.58                  $   0.57
===================================================================================================================
Average shares outstanding                                                      4,697,478                 4,666,731
Average equivalent shares outstanding                                           4,829,340                 4,809,399
-------------------------------------------------------------------------------------------------------------------
Dividends per share                                                              $   0.26                  $   0.25
-------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements

                         AMERICAN BANK OF CONNECTICUT



                Consolidated Statements of Comprehensive Income
                                (in thousands)




Three months ended March 31, 2001 and 2000:
                                                                                 2001                2000
---------------------------------------------------------------------------------------------------------
Net Income                                                                     $ 2,798            $ 2,729
Other comprehensive income (loss), net of tax
  Unrealized gains (losses) on investments:
  Unrealized holding gain (loss) arising during periods
    (net of income tax expense (benefit) of $564
    and $(894) for 2001 and 2000, respectively)                                  1,083             (1,710)
  Unrealized gains (losses) on partnership investments:                          1,747                  -
    (net of income tax expense of $1,164 for 2001)
  Less reclassification adjustment for gains included
    in net income (net of income tax expense of $(88)
    and $(231) for 2001 and 2000, respectively                                    (168)              (442)
---------------------------------------------------------------------------------------------------------
Other comprehensive income (loss)                                                2,662             (2,152)
---------------------------------------------------------------------------------------------------------
Comprehensive income (loss)                                                      5,460                577
---------------------------------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.

                         AMERICAN BANK OF CONNECTICUT

             Consolidated Statements of Stockholders' Equity
                                   unaudited
                            (dollars in thousands)


                                                                                 Three Months Ended March 31
                                                                              2001                       2000
------------------------------------------------------------------------------------------------------------------
Common Stock:
  Balance at beginning of period                                                $  4,762                  $  4,745
   Stock options exercised                                                             9                         8
------------------------------------------------------------------------------------------------------------------
  Balance at end of period                                                      $  4,771                 $   4,753
------------------------------------------------------------------------------------------------------------------
Capital in excess of par value:
  Balance at beginning of period                                                $  6,584                 $   6,394
   Stock options exercised                                                            73                        76
------------------------------------------------------------------------------------------------------------------
  Balance at end of period                                                      $  6,657                 $   6,470
------------------------------------------------------------------------------------------------------------------
Retained earnings:
  Balance at beginning of period                                                $ 61,236                 $  54,856
   Net earnings                                                                    2,798                     2,729
   Cash dividends                                                                 (1,235)                   (1,182)
------------------------------------------------------------------------------------------------------------------
  Balance at end of period                                                      $ 62,799                 $  56,403
------------------------------------------------------------------------------------------------------------------
Accumulated other comprehensive income:
  Balance at beginning of period                                                $    372                 $  (7,186)
   Other comprehensive (loss) income                                               2,662                    (2,152)
------------------------------------------------------------------------------------------------------------------
  Balance at end of period                                                      $  3,034                 $  (9,338)
------------------------------------------------------------------------------------------------------------------
Unearned ESOP shares:
  Balance at beginning of period                                                $   (935)                $  (1,214)
------------------------------------------------------------------------------------------------------------------
  Balance at end of period                                                      $   (935)                $  (1,214)
------------------------------------------------------------------------------------------------------------------
          Total Stockholders' Equity                                            $ 76,326                 $  57,074
==================================================================================================================


See accompanying notes to consolidated financial statements

                         AMERICAN BANK OF CONNECTICUT

                     Consolidated Statements of Cash Flows
                                   unaudited
                                (in thousands)

                                                                                                  Three Months Ended March 31,
Operating Activities:                                                                               2001              2000
--------------------------------------------------------------------------------------------------------------------------------
  Net earnings                                                                                    $  2,798         $  2,729
    Adjustments to reconcile net earnings to net cash provided by operating activities:
    Provision for loan losses                                                                          100                -
    Provision for depreciation and amortization                                                        280              198
    Gain on sales of securities                                                                       (723)            (683)
    Purchases of trading securities                                                                      -           (1,161)
    Proceeds from the sales of trading securities                                                        -            1,161
    Decrease (increase) in accrued income receivable                                                   582             (430)
    Increase in accrued expenses and other liabilities                                               1,390            1,252
    Decrease (increase) in accrued interest payable                                                     30              (34)
    Increase in cash surrender value of bank owned life insurance                                     (238)            (219)
    Write-down and losses on real estate owned                                                           -               14
    Decrease (increase) in prepaid expenses and other assets                                        (3,633)           1,752
    Amortization of intangible assets                                                                  467               66
--------------------------------------------------------------------------------------------------------------------------------
                 Net cash provided by operating activities                                        $  1,053         $  4,645
--------------------------------------------------------------------------------------------------------------------------------
Investing Activities:
--------------------------------------------------------------------------------------------------------------------------------
    Purchases of investment securities available for sale                                         (105,370)         (18,602)
    Proceeds from the sales of investment securities available for sale                             76,817           16,088
    Proceeds from maturities of investment securities available for sale                            49,521                5
    Principal paydowns on investment securities available for sale                                   1,327                -
    Purchases of mortgage-backed securities available for sale                                     (39,290)         (47,792)
    Proceeds from the sales of mortgage-backed securities                                           16,721                -
    Principal paydowns on mortgage-backed securities                                                12,278            3,826
    Net change in loans                                                                                866             (979)
    Net purchases of premises and equipment                                                           (197)            (121)
    Proceeds from sale of real estate owned                                                              -              345
--------------------------------------------------------------------------------------------------------------------------------
                 Net cash provided by (used in) investing activities                              $ 12,673        ($ 47,230)
--------------------------------------------------------------------------------------------------------------------------------
Financing Activities:
    Net increase in total deposits                                                                  11,397           17,846
    Proceeds from FHLB borrowings                                                                    8,000           49,102
    Repayment of FHLB Borrowings                                                                         -          (24,102)
    Dividends paid                                                                                  (1,235)          (1,182)
    Proceeds from restricted stock and stock options exercised                                          82               84
--------------------------------------------------------------------------------------------------------------------------------
                 Net cash provided by financing activities                                        $ 18,244         $ 41,748
--------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents                                                  $ 31,970         $   (837)
Cash and cash equivalents at beginning of year                                                    $ 29,938         $ 30,027
--------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                                                        $ 61,908         $ 29,190
================================================================================================================================
Supplemental disclosures of cash flow information:
   Non-cash investing activities:
     Transfer of loans to other real estate owned                                                 $     36         $     99
   Cash paid during the period for:
     Interest on deposits and other borrowings                                                    $  9,693         $  7,998
     Income taxes                                                                                 $    250         $    143
================================================================================================================================

See accompanying notes to consolidated financial statements

                         AMERICAN BANK OF CONNECTICUT


             CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             ----------------------------------------------------

Basis of Presentation
---------------------

The accompanying unaudited condensed consolidated financial statements should be read with the audited consolidated financial statements and notes thereto included in the Bank's 2000 Annual Report. In the opinion of management, the accompanying financial statements reflect all necessary adjustments, consisting of normal recurring accruals and reclassifications, for a fair presentation.

The consolidated financial statements include the accounts of American Bank of Connecticut and its subsidiary, BKC Passive Investment Corp., which was incorporated on January 4, 1999.

Operating results for any interim period are not necessarily indicators of results for any other interim period or for the entire year.

Investment and Mortgage-Backed Securities
-----------------------------------------

Securities that management intends to hold for indefinite periods of time (including securities that management intends to use as part of its asset/liability strategy, or that may be sold in response to changes in interest rates, changes in prepayment risk, the need to increase regulatory capital or other similar factors) are classified as Available for Sale. Securities Available for Sale are carried at fair value with unrealized gains and losses (net of taxes) included in Accumulated Other Comprehensive Income. Securities classified as Trading Securities are carried at fair value with unrealized gains and losses included in earnings. Gains and losses on sales of securities are recorded using the specific identification method. There were no Held to Maturity Securities on either date.

                                                                          Gross Unrealized

(dollars in thousands)                             Amortized Cost         Gains        Losses              Fair Value
-----------------------------------------------------------------------------------------------------------------------
March 31, 2001

Securities available for sale:
Federal agencies                                      $ 49,864           $  338             $   11            $ 50,191
Asset backed securities                                 44,758               67                252              44,573
Mortgage backed securities                             196,287            3,184                 73             199,398
Corporate bonds                                         23,442              389                738              23,093
State and political subdivisions                         4,542              154                  -               4,696
Other debt securities                                      645                1                  3                 643
Common stock                                            50,408              833              1,242              49,999
Preferred stock                                         19,898              131                734              19,295
Federal Home Loan Bank stock, at cost                    9,700                -                  -               9,700
-----------------------------------------------------------------------------------------------------------------------
Total available for sale                              $399,544           $5,097             $3,053            $401,588
=======================================================================================================================

December 31, 2000

Securities available for sale:
U.S. Treasury and federal agencies                    $131,189           $  218             $  536            $130,871
Mortgage backed securities                             185,994            2,028                190             187,832
Corporate and other bonds                               19,044               45                731              18,358
State and political subdivisions                         4,570               93                  3               4,660
Other debt securities                                       25                -                  -                  25
Common stock                                            38,382            1,869              1,390              38,861
Preferred stock                                         21,915              281              1,116              21,080
Federal Home Loan Bank stock, at cost                    9,700                -                  -               9,700
                                               ------------------------------------------------------------------------
Total available for sale                              $410,819           $4,534             $3,966            $411,387
                                               ========================================================================

The Bank owns other assets that are not marketable securities, including limited partnerships and investment funds. When appropriate, management will reflect any unrealized gains and losses net of taxes in accumulated comprehensive income.

                         AMERICAN BANK OF CONNECTICUT


                 ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS
                         ------------------------------------


Certain statements under the caption "Management Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this Quarterly Report and the documents incorporated herein by reference constitute "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. Such statements may relate to, may be indicated by words or phrases such as "anticipates", "supports", "plans", "projects", "expects", "should", "hope", "forecast", "management believes", "management is of the opinion" and similar words or phrases. Such statements may also be made by management orally. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Bank, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: General economic and business conditions in the Bank's financial market area, inflation, fluctuations in interest rates, changes in government regulations and competition, that will, among other things, impact demand for loans and banking services; the ability of the Bank to implement its business strategy; and changes in, or the failure to comply with, government regulations. Forward-looking statements are intended to apply only at the time they are made. Moreover, whether or not stated in connection with a forward-looking statement, the Bank undertakes no obligation to correct or update a forward-looking statement should the Bank later become aware that it is not likely to be achieved. If the Bank were to update or correct a forward-looking statement, investors and others should not conclude that the Bank will make additional updates or corrections thereafter.


Results of Operations:
---------------------

Net earnings for the quarter ended March 31, 2001 were $2,798,000, an increase of $69,000 or 2.5% compared to the net earnings for the three month period ended March 31, 2000. Basic and diluted earnings per share were $0.60 and $0.58, respectively, for the quarter ended March 31, 2001 compared to $0.58 and $0.57 for the quarter ended March 31, 2000.

Net interest income, before the provision for loan losses, for the quarter ended March 31, 2001 was $699,000 greater than the same quarter last year. Interest income for the quarter increased by $2,398,000 over the same three month period last year. The increase was the result of a $108,000,000 increase in average interest earning assets over the same quarter last year as well as an increase in the interest rate earned on the assets from 7.35% to 7.57%. Interest expense increased by $1,699,000 for the quarter ended March 31, 2001 over the same quarter last year. This increase in interest expense was attributable to an increase in average interest bearing liabilities of $117,000,000 over the same quarter last year and an increase in the interest rate paid on interest bearing liabilities from 4.45% in 2000 to 4.68% in 2001. The increase in assets and liabilities was mainly attributable to the $108,000,000 deposit purchase from FleetBoston in August, 2000.

The provision for loan losses for the three month period ended March 31, 2001, was $100,000 as compared to 0 for the same period last year. Management felt that it was prudent to record this $100,000 provision as there have been significant signs of a slowing economy recently including increasing corporate layoffs and rising unemployment rates. Historically, this has led to increased loan delinquencies and potential chargeoffs. The allowance for loan losses at March 31, 2001 was $7,422,000 as compared to $6,730,000 at March 31, 2000.
Management's evaluation of the allowance for loan losses and necessary provision for loan losses is based on a continuing review of the loan portfolio, which includes many factors, including identification and review of individual problem loans, review of charge-offs, delinquency and non-performing loan information, assessment of current economic conditions and changes in the size and composition of the loan portfolio. At March 31, 2001, loans over 90 days delinquent and non-accruing were .3% of outstanding loan balances and were also
 .3% for the corresponding 2000 period. The allowance for loan losses was 1.8% of total loans at March 31, 2001 as compared to 1.7% at March 31, 2000.

                         AMERICAN BANK OF CONNECTICUT


The following table is a summary of activity in the allowance for loan losses:

                                             For Three Months Ended

                                                2001                2000
-------------------------------------------------------------------------------
 Balance at beginning of period                $ 7,360              $ 6,761
  Loans Charged Off:
      Real Estate - Mortgage                       (35)                 (32)
      Consumer Loans                                (3)                   -
    Commercial and all other                         -                    -
---------------------------------------------------------------------------
                                                   (38)                 (32)
---------------------------------------------------------------------------
  Recoveries:
      Real Estate - Mortgage                   $    --              $    --
      Consumer Loans                                --                   --
      Commercial and all other                      --                    1
---------------------------------------------------------------------------
                                                    --                    1
---------------------------------------------------------------------------
  Net (charge offs) recoveries                     (38)                 (31)
  Provisions for losses                            100                   --
---------------------------------------------------------------------------
 Balance at end of period                      $ 7,422              $ 6,730
---------------------------------------------------------------------------

  Ratio of net charge-offs (recoveries) during
  the period to average loans outstanding          .01%                 .01%
---------------------------------------------------------------------------

The following table summarizes loans over 90 days and non-accruing:

                                                                 March 31,
Loans Over 90 Days Delinquent and Non-Accruing                 2001     2000
----------------------------------------------------------------------------
Construction, land development and other real estate loans   $  971   $1,196
Commercial Loans                                                 81      207
Other (Installment/Cash Reserve)                                 31        -
----------------------------------------------------------------------------
Total                                                        $1,083   $1,403
----------------------------------------------------------------------------

Non-interest income increased by $600,000 or 50.8% for the quarter ended March 31, 2001. The following items made up the majority of the increase: net gain on sales of securities increased by $40,000 and stock option premium income rose by $537,000. The first quarter of 2000 stock option premium figure was impacted by a $580 thousand mark-to-market adjustment which delayed recognition of option income earned in the first quarter until the second quarter. Other non-interest income only rose by $4,000, but this category included a couple of notable items. The Bank's investment in a limited partnership produced a loss of $172,000 but this was offset by increased prepayment/exit and checking fees collected on the larger asset and deposit base resulting from the FleetBoston deposit purchase.

Non-interest expenses increased by $1,005,000 or 35.5% for the quarter ended March 31, 2001. Amortization of intangible assets increased by $401,000 due to the premium paid to FleetBoston for the $108,000,000 deposit purchase in August, 2000. Loss and expense on real estate owned totaled only $5,000 for the quarter ended March 31, 2001 as compared to income of $120,000 in the prior year's quarter, which resulted from gains on sales of REO properties. Salaries and employee benefits rose by $169,000 as the Bank has increased its employee count in regard to the deposit/branch purchase mentioned above. Other administrative and general expenses rose by $310,000 due to increased costs with the above mentioned deposit/branch acquisitions, the installation of eight ATM's in the third quarter of 2000 and other miscellaneous banking costs.

                         AMERICAN BANK OF CONNECTICUT



Liquidity and Capital Resources:

Deposits totaled $729,000,000 at March 31, 2001, an increase of $12,000,000 or 1.6% over December 31, 2000.

The Bank's basic liquidity position (cash and investments readily convertible to cash) comprised 39.54% of total assets at March 31, 2001. This high level of liquidity, together with the Bank's ability to access a line of credit at the Federal Home Loan Bank of Boston, enables the Bank to meet foreseeable funding needs.

Management believes, as of March 31, 2001, the Bank meets all capital adequacy requirements to which it is subject.



       ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
               ----------------------------------------------------------


Management undertakes a quarterly review of interest rate risk using simulation analysis which estimates the impact of sudden rate shocks on net interest income over the next twelve months. At March 31, 2001 the Bank's analysis estimates that a sudden 2% increase in interest rates would decrease fully tax equivalent
(FTE) net interest income 9.31%. The analysis also estimates that a sudden 2% decrease in interest rates would increase net interest income (FTE) .09%. At December 31, 2000 the comparable analysis estimated that a sudden 2% increase in interest rates would decrease net interest income (FTE) 9.12% and a sudden 2% decrease in interest rates would increase net interest income (FTE) 6.25%. Management uses this information to formulate appropriate strategies for managing the Bank's interest rate risk.

The Bank, as part of its investment portfolio management, has undertaken a covered call writing program wherein it sells call options against certain equity positions. At March 31, 2001, included in accrued expenses and other liabilities is approximately $575,000, which reflects the amount the Bank would have to pay to settle the options at market value on such date. The Bank may alternatively deliver available for sale securities for which the proceeds would be approximately $30,000 greater than the market value of the securities reflected in the March 31, 2001 financial statements.


Recent Accounting Pronouncements:

Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," addresses the accounting for derivative instruments, including certain derivative instruments embedded in other contracts and hedging activities. As amended by SFAS No. 137, the statement is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. In June 2000, FASB issued SFAS, No. 138, which amends certain accounting and reporting standards of SFAS No. 133. This statement is to be adopted concurrently with SFAS No. 133. On that date, hedging relationships shall be designated in accordance with SFAS No. 133 as amended.

Management has adopted the above standards in the first quarter of 2001. There was no financial statement impact as a result of the adoption.

In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", a replacement of SFAS No. 125. SFAS 140 addresses implementation issues that were identified in applying SFAS No. 125. This statement revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of SFAS No. 125 provisions without reconsideration. SFAS 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. SFAS No. 140 is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. This statement is to be applied prospectively with certain exceptions. Other than those exceptions, earlier or retroactive application is not permitted.

                         AMERICAN BANK OF CONNECTICUT


                                    PART II



ITEM  1.                          LEGAL PROCEEDINGS
                                  -----------------

     The Bank is not engaged in any legal proceedings of a material nature at the present time. From time to time it is party to legal proceedings in the ordinary course of business wherein it enforces its security interest in loans made by it.


ITEM  2.                        CHANGES IN SECURITIES
                                ---------------------

     None


ITEM  3.            DEFAULTS UPON SENIOR SECURITIES AND USE OF PROCEEDS
                    ---------------------------------------------------

     Not applicable


ITEM  4.            SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS
                    ---------------------------------------------------

     Not applicable


ITEM  5.                          OTHER INFORMATION
                                  -----------------

     On March 2, 2001, the Bank announced that John M. Chattelton has joined the Bank as Executive Vice President-Director of Retail Banking.


ITEM  6.                    EXHIBITS AND REPORTS ON FORM 8-K
                            --------------------------------

(a)  Exhibits

                         AMERICAN BANK OF CONNECTICUT




                               S I G N A T U R E
                               -----------------




Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                           AMERICAN BANK OF CONNECTICUT
                                           ----------------------------


         5-11-01                           /s/ William E. Solberg
----------------------------               ---------------------------------
                                           William E. Solberg
                                           President and Chief Executive Officer



         5-11-01                           /s/ Floyd G. Champagne
----------------------------               -----------------------------------
                                           Floyd G. Champagne
                                           Executive Vice President